Exhibit 5.1

[Conyers Dill & Pearman(Cayman) Limited letterhead]

8 August 2012

Matter No.:877099

Doc Ref: 1700446

Tel No.: 852 2842 9530

E-mail: Richard.Hall@conyersdill.com

China Cord Blood Corporation

48th Floor, Bank of China Tower

1 Garden Road, Central

Hong Kong S.A.R.

Dear Sirs,

Re: China Cord Blood Corporation (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 8 August 2012 under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) through which the Selling Shareholder (as defined in the Registration Statement) may sell ordinary shares, par value US$0.0001 per share, in the Company (the “Ordinary Shares”) allotted and issued to the Selling Shareholder by the Company on the exercise by the Selling Shareholder of the conversion rights granted under the US$65,000,000 aggregate principal amount of the Company’s 7% senior convertible notes due 2017 (the “Convertible Notes”).

For the purposes of giving this opinion we have examined:

(i)	a copy of the Registration Statement;

(ii)	the Prospectus forming a part of the Registration Statement;

(iii)	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 7 August 2012;

(iv)	a copy of the amended and restated memorandum and articles of association of the Company adopted by special resolutions passed at on 25 June 2009 and effective on 30 June 2009 (the “Constitutional Documents”);

(v)	a copy of resolutions passed by the directors of the Company on 12 April 2012 authorising the filing of the Registration Statement (the “Resolutions”); and

China Cord Blood Corporation

8 August 2012

(vi)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us; (d) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that the Company will issue the Conversion Shares in furtherance of its objects as set out in its memorandum of association; (f) that the Company will have sufficient authorised capital to effect the issue of any of the Conversion Shares at the time of issuance on the conversion of the Convertible Notes; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) that upon the issue of the Convertible Notes the Company received consideration equal to at least the par value of the Conversion Shares.

The obligations of the Company under any the Convertible Notes (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Security if there are other proceedings in respect of that Security simultaneously underway against the Company in another jurisdiction. Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it.

China Cord Blood Corporation

8 August 2012

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the resale of the Conversion Shares by the Selling Shareholder and is not to be relied upon in respect of any other matter, except that Loeb & Loeb LLP may rely upon it for the purpose of giving their opinion with respect to the Conversion Shares.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	Upon the due issuance of the Conversion Shares, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited

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